Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(a)Registration Statement (Form S-8 No. 333-221390) pertaining to the Funko, Inc. 2017 Incentive Award Plan,
(b)Registration Statements (Form S-8 Nos. 333-234456, 333-266175, 333-270186, and 333-277757) pertaining to the Funko, Inc. 2019 Incentive Award Plan,
(c)Registration Statement (Form S-3 No. 333-266173), and
(d)Registration Statement (Form S-8 No. 333-279278) pertaining to the Funko, Inc. 2024 Inducement Award Plan of Funko, Inc.;

of our report dated March 7, 2024, with respect to the consolidated financial statements and financial statement schedule listed in Item 15(a)(2) included in this Annual Report (Form 10-K) of Funko, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Seattle, Washington
March 13, 2025